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                              FORBEARANCE AGREEMENT

         This Forbearance Agreement (this "Agreement") is entered into as of ________, 2000, by and among Packaging Resources Group, Inc. ("Group") and Packaging Resources Incorporated ("PRI"), and other signatories hereto (collectively, the "Consenting Holders").

                                    RECITALS:

         WHEREAS, the Consenting Holders hold or are advisors to entities which hold certain 11 5/8% Senior Notes due May 1, 2003 (the "PRI Notes"), issued by PRI on or about September 23, 1996, in exchange for certain 11 5/8% Senior Notes due 2003 issued on or about May 17, 1996, pursuant to that certain Indenture as of May 17, 1996, by and between PRI and LaSalle National Bank (as amended, restated, supplemented and otherwise modified from time to time, the "PRI Indenture") and PRI and the Trustee are parties certain other ancillary documents related thereto (collectively with the PRI Indenture, the "Indenture Documents"); and

         WHEREAS, Banc One (the "Trustee") is successor trustee to LaSalle National Bank under the Indenture; and

         WHEREAS, Group owns all of the common stock of PRI; and

         WHEREAS, Group has issued certain Secured Notes due 2003 (the "Group Notes") pursuant to that certain Indenture dated as of June 30, 1993, amended and restated as of September 24, 1996, by and between Group and Harris Trust and Savings Bank (the "Group Trustee") (as further amended, restated, supplemented and otherwise modified from time to time, the "Group Indenture"); and

         WHEREAS, certain Defaults have occurred, are continuing and are anticipated to mature into Events of Default (as defined in the PRI Indenture) and other defaults are anticipated to occur and continue and mature into events of default under the Group Indenture; and

         WHEREAS, the Consenting Holders are willing to forbear from enforcing their rights that arise because of the Existing Defaults or the Anticipated Defaults for a limited period of time, provided that PRI and Group comply with the terms of this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

         1.1 All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the PRI Indenture.

         1.2 The following terms used in this Agreement shall have the meanings set forth below:


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         "Anticipated Defaults" means any Group Default that occurs as a result of Group's anticipated failure to pay interest on the Group Notes due and payable on May 31, 2000.

         "Bank Default" means a Default or Event of Default under the Loan Documents, as each such terms is defined in the Credit Agreement.

         "Credit Agreement" means that certain Credit Agreement dated as of May 17, 1996, by and among, PRI, LaSalle National Bank, as agent and lender, and the other lender named therein, as amended, restated, supplemented or otherwise modified.

         "Existing Defaults" means the Defaults that have occurred as a result of PRI's failure to pay interest on the PRI Notes otherwise due and payable on May 1, 2000, and any resulting Events of Default.

         "Forbearance Default" means (a) the occurrence of any Default or Event of Default other than the Existing Defaults; (b) the occurrence of a Bank Default other than a Bank Default which is the subject of a valid and binding forbearance agreement in form and substance satisfactory to each of the Consenting Holders; (c) the occurrence of a Group Default other than an Anticipated Default or a Group Default which is the subject of a valid and binding forbearance agreement in form and substance satisfactory to each of the Consenting Holders; (d) the failure of PRI or Group to comply with any term, condition or covenant set forth in this Agreement, (e) any representation made by PRI or Group, under or in connection with this Agreement shall prove to be false as of the date when made; (f) the filing of any petition (voluntary or involuntary) under the insolvency or bankruptcy laws of the United States or any state with respect to PRI, its affiliates, or any of its or their subsidiaries, or Group; (g) there shall have occurred any event or events that, in the reasonable judgment of such Consenting Holder, shall have resulted or may result in a material adverse change in the business, condition (financial or other), income, operations or prospects of PRI or the Group or materially impair the contemplated benefits of a sale of all or substantially all of the assets of PRI or Group or a majority of the equity interests in PRI or Group (a "Transaction") to the Consenting Holders; (h) there shall have been instituted or pending any action, proceeding, claim or counterclaim by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that, in the reasonable judgment of such Consenting Holder, materially and adversely affects the business, condition (financial or other), income, operations or prospects of PRI, the Group or any of their affiliates or subsidiaries or materially impairs the contemplated benefits of a Transaction to the Consenting Holders; or (i) the Group shall determine not to pursue a Transaction.

         "Group Default" means any default or event of default under the Group Indenture.

         "Loan Documents" has the meaning assigned to such terms in the Credit Agreement.

         "Termination Date" means the earlier to occur of (a) the sale of all or substantially all of the assets of PRI or Group or a majority of the equity interests in PRI or Group; (b) the date that is thirty (30) days following the date of this Agreement; or (c) the date upon which a Forbearance Default occurs.


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                         SECTION 2. AGREEMENT TO FORBEAR

         2.1 Provided that no Forbearance Default occurs, the Consenting Holders hereby agree to refrain through the Termination Date from exercising (including, in the case of the Consenting Holders, by giving all necessary instructions permitted in accordance with the PRI Indenture to the Trustee) any of their rights and remedies under the PRI Indenture or any of the other Indenture Documents that may exist by virtue of the Existing Defaults or the Anticipated Defaults.

         2.2 Nothing in this Agreement shall be construed as a waiver of or acquiescence of any Existing Default or Anticipated Default, which shall continue in existence subject only to the agreement of the Consenting Holders, as set forth herein, not to enforce their remedies for a limited period of time. Except as expressly provided herein, the execution and delivery of this Agreement shall not: (a) constitute an extension, modification, or waiver of any aspect of the PRI Indenture or the other Indenture Documents; (b) extend the terms of the PRI Indenture or the due date of any of the principal or interest payments due on the PRI Notes; (c) give rise to any obligation on the part of the Consenting Holders to extend, modify or waive any term or condition of the PRI Indenture or any of the other Indenture Documents; or (d) give rise to any defenses or counterclaims to the right of the Consenting Holders to compel payment of the principal or interest payments due on the PRI Notes or otherwise enforce their rights and remedies under the PRI Indenture and the other Indenture Documents. Except as expressly limited herein, the Consenting Holders hereby expressly reserves all of their rights and remedies under the PRI Indenture and the other Indenture Documents and under applicable law with respect to such Existing Defaults and Anticipated Defaults. From and after the Termination Date, the Consenting Holders shall be entitled to enforce the PRI Indenture and the other Indenture Documents according to the terms of the PRI Indenture and the other Indenture Documents.

         2.3 This Agreement shall become effective only upon execution and delivery by holders representing greater than 75% of the outstanding principal amount of the PRI Notes (the "Required Consents"); provided, however, that such Required Consents must be received by no later than the Termination Date of the Forbearance Agreement dated May 30, 2000 executed by the Group, PRI, and the Consenting Holders (the "Expiration Time"). If the Required Consents are not received by the Expiration Time, this Agreement shall not become effective and shall be of no force and effect and shall not be binding on any signatories hereto. Upon this letter agreement becoming effective, PRI shall immediately notify each of the signatories hereby by facsimile of such effectiveness and shall deliver an executed copy of this Agreement to each of the signatories herein.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

         In consideration of the agreement of the Consenting Holders to the forbearance herein contained, PRI and Group hereby represent and warrant to the Consenting Holders as of the date hereof:


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         3.1 In connection with the execution of this Agreement, and as of the date of the execution of this Agreement, PRI has made full disclosure to Trustee as is required under the PRI Indenture, including, without limitation, Sections 704, 1004 and 1019 thereof.

         3.2 The execution, delivery and performance of this Agreement by PRI and Group are within their respective corporate power and have been duly authorized by all necessary corporate action on their respective part, and this Agreement constitutes a valid and binding Agreement.

         3.3 All Indenture Documents, including, without limitation, the PRI Indenture, constitute valid and legally binding obligations of PRI and are enforceable against PRI and the Collateral in accordance with the terms thereof.

                              SECTION 4. COVENANTS

         In consideration of the agreement of the Consenting Holders to the forbearance herein contained, PRI and Group hereby covenant and agree with the Consenting Holders as follows:

         4.1 PRI and Group shall, upon reasonable notice from the Consenting Holders, make their officers and other management personnel available for meetings with the Consenting Holders and their consultants, including, without limitation, any attorneys, auditors, consultants, appraisers, investment bankers or other professionals designated by the Consenting Holders to discuss the Collateral or PRI's or Group's affairs, finances, financial condition, and business operations of PRI acknowledges and agrees that all fees, costs and expenses incurred by the Consenting Holders in connection with the engagement of such attorneys, auditors, consultants, appraisers, investment bankers and other professionals shall be payable within five (5) Business Days of the Consenting Holders' demand upon PRI, subject to such limitations and other terms and conditions as PRI and any such professional agree to.

         4.2 PRI and Group agree that they will use all commercially reasonable efforts to consummate a sale of all or substantially all of the assets of PRI or Group or a majority of the equity interests in PRI or Group as promptly as practicable.

         4.3 PRI and Group will cooperate fully, and cause its officers, accountants and consultants, to cooperate fully, in furnishing information as and when reasonably requested by or on behalf of the Consenting Holders regarding the Collateral and PRI's and Group's affairs, finances, financial condition and business operations. PRI and Group authorize the Consenting Holders to meet and/or have discussions with any of PRI's or Group's officers, managers, accountants, investment bankers and employees from time to time to discuss any reasonable matters regarding the Collateral and PRI's and Group's affairs, finances, financial condition and business operations, and shall direct and authorize all such persons and entities to fully disclose to the Consenting Holders all information reasonably requested by or on behalf of the Consenting Holders regarding the Collateral and PRI's and Group's affairs, finances, financial conditions and business operations. PRI and Group waive and release any such consultant, investment banker or accountant from the operation and provisions of any confidentiality agreement with PRI or Group to which such entity is a party so that such entity is not prohibited


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from providing information to the Consenting Holders. PRI and Group shall promptly, when and as requested by or on behalf of the Consenting Holders, provide the Consenting Holders with access to PRI's and Group's original books and records and permit the Consenting Holders or their consultants to make copies thereof.

         4.4 PRI and Group shall throughout the term of this Agreement continue to make a full and complete disclosure of all material aspects of the Collateral and PRI's and Group's affairs, finances, financial condition and business operations.

         4.5 PRI shall continue to perform and observe all terms and conditions contained in the Indenture Documents that are not specifically subject to the forbearance provided in this Agreement.

         4.6 Neither PRI, Group nor any of their respective subsidiaries or affiliates shall make any payment to the holders of the Group Notes until such time as no Default exists under the PRI Indenture. Neither PRI, the Group nor any of their respective subsidiaries or affiliates shall, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Group Notes or any holder of PRI Notes (other than the Consenting Holders) for or as an inducement to any consent, waiver or inducement of any of the terms or provisions of the Group Indenture or PRI Indenture or the Group Notes or PRI Notes unless such consideration is offered to be paid and is paid to all Consenting Holders.

                            SECTION 5. MISCELLANEOUS

         5.1 HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         5.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

         5.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         5.4 CONTINUED EFFECTIVENESS. The terms of the PRI Indenture and each of the other Indenture Documents remain unchanged, and all such Indenture Documents shall remain in full force and effect and are hereby confirmed and ratified.

         5.5 NO NOVATION. This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the PRI Indenture or any of the other Indenture Documents or, except as expressly provided herein, a waiver by any Consenting Holder of any of their rights and remedies under the PRI Indenture or any of the other Indenture Documents, at


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law or in equity.

         5.6 REAFFIRMATION. PRI hereby reaffirms each and every covenant, condition, obligation and provision set forth in the Indenture Documents, as modified hereby.

         5.7 CONSTRUCTION. PRI and Group acknowledge that they have been represented by their own legal counsel in connection with the Indenture Documents and this Agreement, that they have exercised independent judgment with respect to the Indenture Documents and this Agreement, and that they have not relied on the Consenting Holders or on their counsel for any advice with respect to the Indenture Documents or this Agreement.

         5.8 Any Consenting Holder may assign or transfer its rights and obligations with respect to this letter agreement.

         5.9 The Consenting Holders shall have no liability to PRI, the Group, the holders of the Group Notes or their respective officers, directors, attorneys, agents or financial advisors, or each other, in respect of any termination of this Agreement in accordance with the terms hereof.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above, by the respective duly authorized officers.


                                    Packaging Resources Incorporated


                                    By:
                                        Name:
                                        Title:


                                    Packaging Resources Group, Inc.


                                    By:
                                        Name:
                                        Title:


                                    [Consenting Holder],
                                    as a Consenting Holder


                                    By:
                                        Name:
                                        Title:


                                    [Consenting Holder],
                                    as a Consenting Holder


                                    By:
                                        Name:
                                        Title:


                                    [Consenting Holder],
                                    as a Consenting Holder


                                    By:
                                        Name:
                                        Title: